EXHIBIT 99.2
To Form 8-K dated July 29, 2011
Seacoast Banking Corporation of Florida
Second Quarter 2011 Earnings Conference Call
July 29, 2011
9:00 AM Eastern Time

Operator:
Welcome to Seacoast’s Second Quarter Earnings Conference Call. My name is Sandra, and I’ll be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis S. Hudson. Mr. Hudson, you may begin.

Dennis S. Hudson:
Thank you very much, and welcome to Seacoast’s second quarter earnings conference call for 2011. Before we begin, I’ll direct your attention to the statement contained at the end of our press release regarding forward statements. During the call, we’ll be discussing issues that constitute a forward-looking statement within the meaning of the Securities and Exchange Act and, accordingly, our comments are intended to be covered within the meaning of Section 27A of the Act.

With me today is Jean Strickland, our President and Chief Operating Officer; Bill Hahl, our CFO; and Russ Holland, our Chief Lending Officer.

Last quarter, I mentioned that our problem assets were likely to decline significantly this quarter, and they did. Nonperforming loans fell to 3.88% during the quarter, which represented $46 million, a level last achieved by us in 2007—actually, it was in mid-2007—which was prior to the start of the financial crisis. This substantial reduction, which included some of our largest remaining problem credits, combined with our successful elimination of all loan concentrations, has reduced the level of credit risk in our loan book to a very manageable level. In fact, the current level of nonaccrual loans is now at or below, and in some cases substantially below, the levels that have been reported this quarter for legacy assets by every other large Florida-based company. Our improved credit quality and the resulting improved earnings performance this quarter begins now to set the stage for even better performance as we look forward to the year ahead.

Net income for the quarter was in the black again for the second quarter, as we expected, and totaled $1.1 million. Earnings attributable to common shareholders was also positive as well. Our results represented a nice improvement over the first quarter and, of course, a very substantial improvement over the losses sustained in quarters prior to that. We expect to remain profitable for the year, and our plan is to continue to demonstrate an improving trend in profitability as we move forward from here.

I was very pleased this quarter with the revenue performance and with our marketplace performance. Revenues were up in virtually every category this quarter, and the driver of that revenue improvement was our continued success in growing our most valuable asset: our customer base. We measured improvement in customer acquisitions in just about every market we operate in. New customer households added so far this year are up 23.8% over the same period last year, and this helped drive revenue improvements for the quarter. Deposit account related revenues were up 11.7% year-over-year. Mortgage banking revenues rebounded, growing 9.7%. Trust income and other categories were up as well.

New households also contributed to growth in low-cost funding, with average non-interest checking balances growing 18.2% over the same time last year. Growth in core deposits, and the resulting impacts on margin and fees, is an important element of our overall core growth strategy, and we are very pleased with our progress.

More recently, as our financial performance has improved, we have also begun to see increased success in attracting larger business, institutional and local governmental relationships, who are placing increased value these days on keeping their business at home. Average repo funding, which is entirely comprised of core institutional relationships, grew by more than 20% over the prior year, and the growth was driven by new relationships to the Bank. These relationships also come with core operating accounts and our suite of Treasury services which are custom tailored for each client. In fact, we are rolling out significant improvements to our scalable business Internet banking platform this quarter, which will significantly improve our marketplace competitiveness and will help support our next steps in our core growth strategy as we translate many of the concepts used to grow our core consumer households into targeted small and medium-sized business segments.

Our core growth strategy is working well, and we have plans to accelerate our progress as we now move forward with improved financial performance and a strong and strengthening capital position. At the center of our strategy is a distinctive customer-centric value proposition which provides an answer to the question “Why bank with Seacoast?” We will accelerate our progress by improving our skills and delivering our value proposition, which is now uniquely distinctive in the post-crisis post-crash period. Our focus is on growing customers and growing revenue while controlling our core operating costs. This is how we will get our operating ratios back into alignment, including our efficiency ratio. As we add to that rapidly declining non-core operating costs over the next year, including declining credit costs, we think this begins to translate into real fundamental value build for shareholders, which of course is the desired outcome of our core growth strategy.

I’m now going to turn the call over Bill for a few more comments on the quarter and then we will open the floor to questions. Bill?

Bill Hahl:	Thanks, Denny, and good morning. I’ll begin my comments today with a high level review of the income statement. I will be referring to a few slides we have posted on our website.

Net income available to common shareholders for the quarter was $176,000. This compares favorably to the first quarter loss of $579,000. The primary drivers of the sequential income growth were higher fee income across multiple categories and slightly higher net interest income. Also adding to the improved performance were lower non-interest expenses, partially offset by slightly higher loan loss provisions. These results also compare very favorably to the prior year, driven by higher net interest income and a lower provision as a result of much lower nonperforming loans. I’ll share additional color on the performance in a moment after a few comments on the loan portfolio.

Average performing loans were nearly flat compared to the first quarter levels of $1.168 billion. However, we continued to make progress in diversifying the loan portfolio as we drove growth in targeted commercial and consumer areas, while further reducing our exposure to construction and land development loans by $26.5 million.

Loan growth this quarter came primarily from installment loans and 1-4 family adjustable mortgages. Overall loan growth and loan demand remained weaker than we would like, but we are pleased with our progress in growing selected areas of the portfolio while concurrently reducing risk.

Turning to slides seven and eight for a discussion on deposits, total deposits were up $44 million from the fourth quarter, reaching a level of $1.681 billion. The favorable shift in deposit mix toward lower-cost accounts continued, most notably by a DDA growth of $33 million or 16.4% year-over-year. Higher-cost time deposits declined $33 million over the last 12 months, and savings accounts, including NOW and money market accounts, remained unchanged compared to second quarter last year. Relative to the first quarter of 2011, average deposits were up $41 million or 10%. This growth was entirely from lower-cost accounts, primarily DDA and money market, which increased a combined $37 million. This growth in lower-cost accounts has enabled us to manage down the higher-cost time deposits, which, as I mentioned, declined by $33 million or 6% from the prior year.

Moving to slide nine, which covers the net interest margin, net interest income increased modestly from the first quarter 2011, primarily due to lower NPLs and increased securities portfolio, and was somewhat offset by a reversal of interest income related to a larger performing loan moving to non-accrual in the second quarter. The net interest margin, after expanding each quarter since the second quarter of 2010, stabilized at 3.36% this quarter. Interest-bearing asset yield declined 14 basis points and was partially offset by the 3 basis point contraction in interest-bearing liability costs due to the favorable deposit mix and the lower rates paid. Relative to last year, second quarter net interest income increased by $326,000 or 2%, and the margin expanded by 9 basis points. Favorable deposit trends were the primary drivers as rates paid declined and lower-cost deposit accounts increased.

As we look to the third quarter, while we see both headwinds and tailwinds to the margin, our current expectation is for a fairly stable margin until better loan growth is accomplished.

Turning to slide 10, non-interest income increased $338,000 or 8% sequentially. Most prominent was the $104,000 increase in service charges on deposits, and, coincidentally, interchange income was up $104,000 as well, or 11.7% sequentially. Both of these were the result of the higher core deposit checking accounts, both retail and commercial, that Denny mentioned.

Other notable sequential quarter increases in fee income included mortgage banking fees and marine finance fees. Relative to the prior year, non-interest income was up $295,000 or 7%, despite the decline in overdraft revenues as the result of Reg E implementation.

Now, let’s turn to slide six for a review of expenses. Expenses were down $594,000 on a sequential quarter basis. Lower FDIC assessments accounted for $271,000, or about half of this decline due to the new asset-based assessment methodology. We also saw a decline in employee benefits from the normal cyclically high first quarter, and lower legal and professional fees from improved credit and fewer problem assets to be dealt with.

Removing the unusual expenses in the quarters, that are compared on the slide seven, indicates core operating expenses are being well managed, but remain elevated as a result of the current negative economic environment.

Our asset quality story is a good one again this quarter. We continued, and in some cases accelerated, the multi-quarter trend of improvement that we have seen for seven consecutive quarters. Nonperforming loans and nonperforming assets were down 30.3% and 20.2%, respectively. Net charge-offs remain stable with the first quarter of 2011 and the fourth quarter of 2010 at approximately $4 million, but were significantly lower than second quarter a year ago of $20.2 million. In light of the improvement in credit quality and the continued reduction in our risk profile, the allowance for loan losses declined by 9% in the second quarter to $31.2 million or 2.63% of loans. However, the coverage ratio increased from 44% last year to 68% at June 30, 2011.

Overall, we are pleased with the direction in which the credit metrics are moving. The early stage delinquency data indicates we may expect these trends to continue. Therefore, as we look to the rest of the year, we expect NPLs to continue to decline. We also expect net charge-offs to continue to trend favorably lower over time.

I’ll continue my comments by focusing on capital on slide four. Capital ratios continued their expansion this quarter and remained well above regulatory minimums. Tangible common equity grew by an estimated 24 basis points to 5.84%, while Tier 1 was up by an estimated 67 basis points to 17.6%. Tangible common equity ratio on a pro forma basis, including the recapture of the $47.3 million deferred tax asset valuation allowance, would be 7.7%.

So the highlights of what I have discussed this morning are that: (1) our earnings continued to improve; (2) the provision expense remained low due to improving asset quality; (3) the margin remains stable and could improve as loan growth increases and some additional investments are added; (4) non-interest income improved versus last year’s second quarter, in part due to net new household growth; and, (5) finally, non-interest expenses have declined as cyclically-sensitive expenses are lower and we have managed all other expenses tightly.

We are encouraged by the continued improvement in our credit metrics. The remaining questions are related to how quickly and how strongly the economy recovers and where real estate values will trend from here. At this time, we are looking forward to continued improvement in our results as 2011 progresses.

With that, I’ll turn the call back to Denny.

Dennis S. Hudson:	Thank you, Bill. And we’ll open the call for questions.

Operator:
Thank you. We will now begin the question-and-answer session. If you have a question, please press star, then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. There will be a delay before the first question is announced. If you’re using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press star, then one on your touchtone phone.

Your first question is from Bill Young from Macquarie. Please go ahead.

Bill Young:	Hey, good morning, guys.

Dennis S. Hudson:	Good morning.

Bill Hahl:	Good morning.

Bill Young:
Hey. Congrats on reaching profitability again this quarter. Now that you’ve gotten yourself back in the black, have you had any preliminary discussions about the recapture of the DTA and how that’s going to work?

Dennis S. Hudson:
Yeah, we have had a lot of conversation about it, and it would be fair to say we are convinced that it will happen, but we are uncertain as to when. It’s a very complicated story to tell—probably one you’ve heard before—but we are preparing the way for us to eventually do it. We don’t think it’s in the context of years; we think it’s somewhere out in the next few quarters, something we’ll be dealing with and hopefully reporting.

Bill Young:	Gotcha. And then could you just talk about if you have anything in the pipeline in terms of OREO sales or any planned NPL resolutions or sales there?

Dennis S. Hudson:
There isn’t a day that goes by that we don’t have plans for all of the above and it’s been that way for the last few years—so, yes. We said last quarter we had a pretty large bunch of resolutions occurring, and they did occur. Not all of them have closed and gotten off the balance sheet, however, so there’s still more to come. We expect to continue to see improving trends, although in the next quarter they are not going to be as dramatic as they were this quarter. We got a lot done this quarter, but we’ll continue to see the numbers improve based on the things that are in the hopper right now.

Bill Young:	Gotcha.

Dennis S. Hudson:
And I think the more important concept is we just continue to see the inbound migration (1) slowing, and (2) being far more manageable with more granular, smaller deals, that sort of thing. Frankly, we think going forward most of our inbound stuff is going to be more consumer-oriented. I’m not saying that because we have any concern over consumer and mortgage portfolios having problems—quite the opposite. They continue to improve in their overall performance. But I guess it’s fair to say that our more significant, more volatile assets are now off the balance sheet.

Bill Young:	Gotcha. Thank you very much.

Operator:	Thank you. The next question is from Dave Bishop from Stifel Nicholaus. Please go ahead.

Dave Bishop:	Hey, good morning, guys.

Dennis S. Hudson:	Good morning, Dave.

Bill Hahl:	Good morning, David.

Dave Bishop:
Hey, a question for you. You saw a nice reduction in the TDR balances or the structured loan balances this quarter. Should we assume a bunch of those returned to performing accrual status there? Maybe you could give us an update.

Dennis S. Hudson:
All we can say is we had lots of ins and outs on that, not in terms of dollars, particularly, but there’s a lot of moving parts, some pay-offs as well. So, it wasn’t related to moving back to performing status, no. We had pretty stable balance in terms of our performing loans, which I think is something that’s underappreciated. We’ve looked for several quarters now at much more stable performance and maintaining and growing the performing accruing portfolio, and that’s being driven by, again, production beginning to come back for us.

Dave Bishop:	Then in terms of...to remind us, the TARP dividend, that’s still in deferral status, correct?

Dennis S. Hudson:
Yes, we are still in deferral status; and as we have said in the last few calls, restoring our dividend is a function of restoring our earnings. I believe we have now restored our earnings to a level that begins to support that being turned on; and when you combine that with the reduced risk levels, we think we’re getting there. So, we are in those conversations and we’ll just have to see over the next quarter or two how that goes.

Dave Bishop:
Then finally, Denny, one of your in-market competitors noted some frustration with the bankruptcy and foreclosure courts down there with the tremendous backlog. We are hearing rumors that there may be some cutbacks at the judiciary level. Are you seeing that across your markets as well in terms of that backlog really starting to build there during the past month or two?

Russ Holland:
This is Russ Holland. Yes, we do see that, but we’ve actually been successful in negotiating transactions that keep us out of the court system—short sales or settlements—so that we can avoid that to any extent possible.

Dennis S. Hudson:
And that’s worked very well. Russ has done a great job helping us through that maze of thought process. To answer the other part of your question, the cutbacks have already occurred, and we are seeing evidence of a real backlog beginning to build now. It’s being driven, of course, by the governmental financial situation at the county level. The good news, I think Russ pointed out. The only thing I would add is I think our volume of transactions flowing in is slowing to a point where it’s not a...

Russ Holland:	Yeah, we got ahead of it...

Dennis S. Hudson:	Yeah.

Russ Holland:	Ahead of it to avoid it, but...

Dennis S. Hudson:
Yeah, we really focused a lot of attention on the various portfolios to just exit and liquidate, and that’s going to serve us well as we go forward now in a more difficult environment in the court system. So, we don’t see it having... Russ, I think it would be fair to say we don’t really see that having a significant impact on our progress.

Russ Holland:	No. The people that bought some of the loans we sold are probably dealing with it, but we’re avoiding it.

Dennis S. Hudson:	Right.

Dave Bishop:	Great. Thanks for the color, guys.

Operator:	Thank you. The next question is from Ken Puglisi from Sandler O’Neill. Please go ahead.

Ken Puglisi:	Good morning.

Dennis S. Hudson:	Hey, Ken.

Ken Puglisi:
Most of my questions have already been answered, but just looking for a little bit of color on the NPAs and the charge-offs during the quarter. Can you tell me what the magnitude of additional loss was on the loan and OREO sales during the quarter?

Bill Hahl:
Really nothing, I don’t think. The reason, Ken, for the difference between charge-offs and provisioning is that almost all of that was already in the allowance as a specific allowance toward those loans that were charged down.

Ken Puglisi:	Okay. And then you indicated that you expect NPA inflows to continue to decline. What do you calculate the new non-accrual inflow to have been in the second quarter?

Dennis S. Hudson:	We are going to have that in our 10-Q, we don’t have that in front of us right now, but it has been fairly consistent over the last several quarters.

Ken Puglisi:	Okay. I think we had calculated it at something like $17.9 million. Does that sound reasonable?

Dennis S. Hudson:
Yeah, that’s probably reasonable; and again, we think that that number continues to moderate. We had a little increase this quarter, probably, over the prior quarter. It wasn’t that significant, but as we look forward, we see that number coming down.

Ken Puglisi:
Okay. And on the loan growth, Bill, you indicated that it was weaker than what you would like, and I was wondering if it was in-line with expectations, even though it was weaker than what you would like to see.

Dennis S. Hudson:	Yeah. Russ, maybe you should take that.

Russ Holland:
Yeah. It is in-line with our expectations, but we hope to do better than our expectations, and unfortunately, we haven’t achieved that. So that’s what Bill was referring to. It’s less than what we would like it to be.

Dennis S. Hudson:
There’s no doubt, Ken, that conditions remain weak in the market. Unemployment remains very high in most Florida markets. There are opportunities out there, and we’re getting more of that volume than I would have imagined a year ago. So, we are very pleased with our progress at this point. We have also been focused on some production folks that are coming out of some of the large banks who are beginning to really assist us in gaining some additional market share in the small business segment. We’re excited about that, looking ahead over the next 12 months. So, we have some ways that we’re focused on stabilizing growing the performing part of that portfolio, and we feel pretty good about it.

Ken Puglisi:
Okay, that’s great. Just one other quick thing, there was a reversal of income from a loan that went on non-accrual status during the quarter. I didn’t see—maybe I just missed it, but I didn’t see in here how much that was.

Dennis S. Hudson:
Yeah, we haven’t disclosed that. We were just trying to make the case that when you looked at last quarter’s margin and this quarter margin, there was a considerable amount of noise in it. A lot of that noise was related to the significance of the decline in nonperforming loans that occurred over the last two quarters. It was an unusual noisy quarter. It did include some reversal of income, though, as we stated.

Ken Puglisi:	Okay, will you disclosing that in the Q?

Dennis S. Hudson:	Yes

Ken Puglisi:	Okay. All right, thank you very much.

Dennis S. Hudson:	Thanks.

Operator:	Thank you. The next question is from Mack Hodgson from SunTrust. Please go ahead.

Mack Hodgson:	Hey, good morning.

Dennis S. Hudson:	Hey, Mack.

Mack Hodgson:
I think most of mine were probably just asked and answered. Maybe if you could, Denny, provide a little more color. I think you made some comments in your remarks on opportunities to have relationships with institutional, government-related entities. Could you give any more detail on those types of relationships? Are there a lot of opportunities there, or is it mainly just funding and Treasury management related?

Dennis S. Hudson:
It’s both. It’s mainly Treasury management, but there are some loan opportunities to go along with it. The point I was trying to make was that as our financial condition has improved and has been made more visibly apparent in our local markets, we are seeing increased opportunities to really take advantage of the turmoil that is out there in some of the other larger banks. It’s really beginning to “pop” for us and work for us. Jean, did you have a comment?

Jean Strickland:
Yeah, another benefit of connecting with the municipal business is the employee opportunities. We do well when we go into businesses and municipals to garner the accounts of the employees that work for those organizations. So, that’s a big benefit as well.

On the loans—there’s a lot of questions around the loans—we are not disappointed with where we are with our lending and our loan balances. We have a very focused strategy around the professional segment that is working well for us and is lower risk, so as we de-risk our portfolio, the quality of the earnings that we have going forward are not volatile and are very strong.

Mack Hodgson:	Yeah, great, and just maybe one last one. Have you hired any new lenders recently or have any plans to hire new lenders?

Russ Holland:
Yes. The answer to that is, yes, we have in all of our markets and we are continuing to recruit in all of our markets. As Denny pointed out, we are seeing an exodus of lenders from some of the larger institutions that are going through transition right now. Those lenders are bringing over strong customer relationships—customers who are also seeking more of a community bank environment.

Mack Hodgson:	How many were added?

Russ Holland:	We have added six.

Mack Hodgson:	Six, okay. Great.

Dennis S. Hudson:
You know, the significance of the change post-crisis has been really staggering in the market. In 2005, the top 12 competitors (us included) in our core footprint held 92% of all deposits. Of those 12, only three of them (us included) survived. All of the others have either failed or been significantly changed as a result of the crisis, resulting in a name change and very significant changes in the organization. During that period of time from ’05 to date, we have moved from a number four position in our aggregate markets to a number three position. So, we are seeing some real success. As I said in the opening comments, our value proposition is becoming increasingly distinctive in that environment; and with all of that change occurring, it gives us a great opportunity to really tackle market performance like we’ve never seen in the past. That’s what our plan is.

Mack Hodgson:	Okay, great. Thank you.

Operator:	As a reminder, if you would like to ask a question, please press star, then one on your touchtone phone.

The next question is from Chris Marinac from FIG Partners. Please go ahead.

Chris Marinac:	Thanks. Good morning, Denny and Bill.

Dennis S. Hudson:	Good morning.

Bill Hahl:	Good morning, Chris.

Chris Marinac:
Just a housekeeping question on the classified assets that were in the last quarter’s 10-Q. Would they have dropped as of June 30th on a commensurate level as the nonperformers, or would they have had a different change?

Bill Hahl:
Yeah, I have seen some flash numbers of that, Chris. We were putting the 10-Q together, and I can tell you that the substandard dropped significantly from year-end. I don’t want to tell you the numbers right now, because they haven’t been ticked and tied, so I’ll just say that I noticed that they were down.

Dennis S. Hudson:
Yeah, we think the classified numbers, including non-accruals, TDRs, impaired and so forth that we disclose every quarter, will be coming down. More importantly, we think they are approaching a level that one would associate with a very moderate level of credit risk.

Chris Marinac:	And that was my follow-up. Is there a level, whether it’s internally or externally, that you have as a goal with your classifieds that would be relative to capital reserves?

Jean Strickland:	We do...

Dennis S. Hudson:	Oh, yeah.

Jean Strickland:	... and we are on track. We are doing well with our plan.

Chris Marinac:
Okay. And then, Denny, I may have missed it earlier if you commented about the Durbin Amendment. Do you have any sense about how interchange fees will impact you guys if you have to lower them with the bigger banks or how that may play out for Seacoast?

Dennis S. Hudson:	Sure. Jean’s going to answer that.

Jean Strickland:
We have done a lot of work looking at network opportunities as far as where we might place our business going forward; and through that research, we believe that because of the one-PIN one-signature opportunities—that we have to just retain one network for PIN, one network for signature—with the $10 billion cap on affecting institutions, that we will retain our ability to earn higher levels of income there. So, we do not see it having an impact to our revenue source there.

Chris Marinac:	Okay. Do merchants have a say to change their minds on that, or any thoughts about that?

Jean Strickland:
No, if we were required...there were two options in the implementation of this rule. The Federal Reserve had the opportunity to require banks to provide two networks for PIN and two networks for signature, but they only implemented providing for one network for PIN and one network for signature. So the merchants in dealing with us have no choice but to just use the one network. If the two networks—I think it was Option B—had been implemented, then the merchants would have the opportunity to choose between two networks for those transactions and they could go to the lower cost option.

Chris Marinac:	Gotcha. So, a customer presents a B-of-A card and I present a Seacoast card, they’re both getting honored as normal.

Jean Strickland:	Yes. Well, sure, the merchants can say we won’t accept Seacoast cards, but we don’t see that...

Dennis S. Hudson:	No, they can’t, actually, but, yeah, right.

Jean Strickland:	We don’t see that happening.

Dennis S. Hudson:	Right.

Chris Marinac:	Okay, great. Thank you for the color. I appreciate it.

Dennis S. Hudson:	Thanks, Chris.

Operator:	Once again, if there are any additional questions, please press star, then one on your touchtone phone. At this time there are no further questions.

Dennis S. Hudson:	Thank you very much for attending this morning and we look forward to reporting continued progress in the quarter ahead. Thanks.

Operator:	Thank you. Ladies and gentlemen, this concludes today’s conference. Thank you for participating. You may now disconnect.

Please Note:	* Proper names/organizations spelling not verified.